Exhibit 10.4

TEAMING AGREEMENT

This Teaming Agreement (“Agreement”) dated as of November 11, 2018 (the “Effective Date”), is herein entered into by and between United Capital Consultants, Inc. (“UCC”) a Delaware company with its principal address at 3210 E. Coralbell Ave., Mesa, AZ 85204, and MAV Capital, SLLC (“MAV”) an Illinois limited liability company with its principal address at 3501 Algonquin Rd., Suite 670, Rolling Meadows, IL 60008. UCC and MAV are hereinafter sometimes referred to collectively as the “Parties” and individually as a “Party”.

1.	Recitals

This Agreement establishes the basis for a teaming relationship under which the Parties will work together for the purpose of providing advice in connection with and facilitating the development and funding of projects introduced by the Parties in the Southeast Asia and Oceania regions (the “Projects”) and sets forth a mutually agreed upon and binding understanding between the Parties with respect to the terms and conditions set forth herein provided, however, that further details may be elaborated in other agreements as may be mutually agreed and will be entered into for consummating the transaction in compliance with all regulations and approvals (“Additional Agreements”).

2.	Background

UCC is in the process of establishing a mechanism for providing project funding for renewable and clean energy assets. UCC intends to deploy a portion of its capital for Projects that UCC has originated in Southeast Asia under a solar rooftop leasing program. MAV has extensive knowledge and experience in originating, developing and funding renewable energy projects. MAV has relationships with equity and capital vendors, international EPC contractors, equipment suppliers, project debt financiers, insurance and risk mitigation agents and has significant experience in project management and other project related expertise. MAV also has access to Projects in various stages of development around the world that may be of interest to UCC and may act as a solicitor of Projects.

UCC and MAV desire to team together on Projects as set forth in the Roles and Responsibilities section hereunder.

3.	Roles and Responsibilities:

a.	UCC:

i.	Procure Projects, internally originated or through an independent sales force

ii.	Provide consulting services and prepare a working draft of Pro Forma financial statements indicating the anticipated investment returns factoring in local incentives and/or obligations such as tax and VAT

iii.	Provide spreadsheet outlining all anticipated Project CapEx and anticipated Project funding requirements

iv.	Facilitate the finalization and execution of all relevant power purchase and/or leasing agreements, site control lease or purchase contracts, interconnection agreements and other required documentation

v.	Provide advice, make introductions and/or otherwise make arrangements for each Project’s funding requirements

vi.	Provide any and all other responsibilities customary for parties acting as “Co-developers” of each Project

b.	MAV (Services based on Fees outlined in “Fee for Services” Section):

i.	Procure “bankable” Prime EPC contractor with sufficient bonding and insurance appropriate to the system size (“nameplate capacity”) of the Project(s)

ii.	Procure construction and debt financing for the Project at an initial debt-to-equity ratio of between 85/15 and 90/10 assured through Sinosure, if necessary (each a “Debt Financing”)

iii.	Provide any and all other responsibilities customary for parties acting as “Co-developers” of each Project

4.	Fee for Services:

a.	MAV shall receive fees equal to Four percent (4%) of total Debt Financing procured by MAV in connection with each Project (the “MAV Fees”). MAV hereby agrees that the MAV Fees will be converted into shares of the common stock of UCC at a conversion rate equal to the current market trading price per share of UCC’s common stock at the time of completion of each Project that is financed successfully. The conversion of the MAV Fees into shares of the common stock of the Company will be evidenced by separate stock purchase agreements containing customary representations as to the suitability of the Parties to enter into such agreements.

5.	Term and Termination.

a.	The term of this Agreement shall commence on the Effective Date, and will automatically renew for successive one year periods unless terminated in accordance herewith (the “Term”). The expiration of the Term shall not affect: (a) either parties’ obligation to pay any and all fees or otherwise perform any obligation under this Agreement accrued as of the date of termination; or (b) the Confidentiality provisions provided herein.

b.	Each party may terminate this agreement upon 30 days’ written notice to the other party; provided, either Party shall have the right to immediately terminate this Agreement if this Agreement is no longer lawful or if the other Party commits any of the following events of default:

i.	an intentional act of fraud, gross negligence or any other material violation of law;

ii.	intentional damage or misrepresentation of the non-breaching Party’s brand or reputation;

iii.	intentional disclosure of the non-breaching Party’s Confidential Information;

iv.	a material breach of this Agreement, or any other agreements entered into between the parties, that is not cured within 15 days’ of written notice to the breaching Party from the non-breaching Party.

6.	Records, Audits and Inspections.

a.	Both Parties must maintain full, accurate, and complete books of account and records reflecting all activities and transactions subject to or covered by this Agreement. These books and records must be in at least sufficient detail to permit the written statements required by this Agreement to be completed and the fees payable under this Agreement to be computed. These books and records must be maintained at the principal places of business of the Parties and must be open to inspection, audit, and copying by the other Party or its designated representatives during usual business hours, so long as reasonable advance notice is given.

7.	Cooperation; Mediation; Applicable Law; Injunctive Relief.

a.	This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona without regard to the conflict of law provisions thereof. The state and federal courts located in Arizona shall have exclusive jurisdiction of the Parties for the purposes of adjudicating all disputes that may arise under this Agreement.

b.	In event of a dispute arising under this Agreement, each Party shall make reasonable, good-faith effort to resolve such dispute informally, including but not limited to participation in non-binding mediation.

c.	A breach by either Party of any of the promises or agreements contained herein will result in irreparable and continuing damage to the other Party for which there will be no adequate remedy at law, and such other Party shall be entitled to injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including monetary damages if appropriate).

8.	Non-Circumvention.

a.	The parties each hereby irrevocably agree, for a period of twenty-four (24) months from the expiration of the Term of this Agreement, and with respect to third parties introduced by each Party to the other Party, not to circumvent, avoid, or bypass, directly or indirectly, the provisions of this Agreement in order to avoid payments, or otherwise benefit, either financially or otherwise, from information supplied, or persons introduced, by the other party.

9.	Notices.

a.	All notices required to be given under this Agreement shall be given in writing and delivered either by hand, by certified mail, return receipt requested, postage pre-paid, by Federal Express, or other recognized overnight delivery service, all delivery charges pre-paid, and addressed to the Parties at the respective addresses set forth below or at such other address as the intended recipient may specify in a notice pursuant to this Section:

IF TO UCC:

United Capital Consultants, Inc.

3210 E. Coralbell Ave.,

Mesa, AZ 85204

IF TO MAV:

MAV Capital, SLLC

3501 Algonquin Rd., Suite 670

Rolling Meadows, IL 60008

10.	Assignment.

a.	This Agreement may not be assigned or sub-licensed by either Party without first obtaining written consent from the other Party. Said consent shall be given or withheld in the sole discretion of the requested Party.

11.	Entire Agreement.

a.	This Agreement represents the entire agreement by and between the Parties, and all prior understandings or writings are deemed merged herein. This Agreement shall not be altered, amended or modified except by a writing signed by each of the Parties.

12.	Further Instruments.

a.	The Parties to this Agreement shall at any and all times, upon request by the other Party, or its legal representative, make, execute, and deliver any and all such other and further instruments as maybe necessary or desirable for the purpose of giving full force and effect to the provisions of this Agreement, without charge therefore.

13.	Waiver.

a.	No waiver of any provision of this Agreement may be deemed, or will constitute, a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver. No waiver will be binding unless executed in writing by the Party making the waiver.

14.	Binding Effect.

a.	This Agreement shall be binding upon and inure to the benefit of the respective Party's successors or assigns.

15.	Independent Contractors.

a.	Nothing herein contained shall be construed to place the Parties in the relationship of partners, joint venturers, or agents, and neither Party shall have power to obligate or bind the other Party in any manner whatsoever.

16.	Representations and Warranties.

a.	Each Party hereto represents and warrants that execution, delivery and performance of this Agreement does not conflict with, or violate the terms of, any other agreement to which it is a party or by which it is bound and that each Party is duly authorized to fulfill its obligations under this Agreement as contemplated herein.

17.	Confidential Information.

a.	As used herein, “Confidential Information” means any and all technical and non-technical information of each of the Parties, and includes, without limitation, each Party’s respective information concerning the Services, other services, financial information, marketing plans, client lists and any information regarding each Party’s clients. Confidential Information also includes proprietary or confidential information of any third Party that may be disclosed to either Party in the course of the other Party’s business. Any information disclosed by one Party (“Discloser”) to the other (“Recipient”) will be considered Confidential Information when it would reasonably be regarded as confidential in the course of business on account of the nature of the information or the circumstances of its disclosure or is confirmed in writing as having been disclosed as confidential or proprietary within a reasonable time (not to exceed thirty (30) days) after the oral disclosure. Recipient agrees not to disclose any Confidential Information of Discloser to any person or entity. Recipient agrees not to use any Confidential Information of Discloser except to carry out the terms of this Agreement and for any other purpose Discloser may hereafter authorize in writing. Recipient agrees to treat all Confidential Information of Discloser with the same degree of care as each Party accords to its own Confidential Information, but in no case less than reasonable care. Recipient agrees to disclose Confidential Information of Discloser only to those of its employees or contractors having a need to know such information, and certifies that its employees or contractors have previously agreed, either as a condition to employment or in order to obtain the Confidential Information of the other Party, to be bound by terms and conditions substantially similar to those terms and conditions applicable hereunder. Recipient shall immediately give notice to Discloser of any unauthorized use or disclosure of Discloser’s Confidential Information. Each Party shall assist the other Party in remedying any such unauthorized use or disclosure of Confidential Information. The obligations of each of the Parties with respect to any portion of the Confidential Information of the other Party shall not apply to such portion that: (i) was in the public domain at or subsequent to the time such portion was communicated to Recipient by Discloser through no fault of Recipient; or (ii) was rightfully in Recipient’s possession free of any obligation of confidence at or subsequent to the time such portion was communicated to Recipient by Discloser; or (ii) was developed by employees or agents of Recipient independently of and without reference to any information communicated to Recipient by Discloser; or (iv) subsequent to disclosure, is rightfully obtained by Recipient from a third Party that is lawfully in possession of such information without restriction or under any obligation to maintain the confidentiality of such information. A disclosure by either Party of Confidential Information of the other Party (v) in response to a valid order by a court or other governmental body, (vi) otherwise required by law or (vii) necessary to establish the rights of either Party under this Agreement, shall not be considered to be a breach of this Agreement by Recipient or a waiver of confidentiality for other purposes. Upon written request by the Discloser, all items of Confidential Information including all copies of tangible and electronic media to the extent that such tangible media incorporate any of Discloser’s Confidential Information, shall be returned to the Discloser, or destroyed, with the Recipient certifying the destruction thereof.

18.	Headings.

a.	The various headings used in this Agreement are solely for the convenience of the parties and shall not be used to interpret this Agreement.

SIGNATURES

In Witness Whereof, each of the parties has executed this Agreementvas of the day and year first above written.

MAV Capital, SLLC		United Capital Consultants, Inc.

By:	/s/ Michael A. Vecchione	By:	/s/ Clayton F. Patterson
Name:	Michael A. Vecchione	Name:	Clayton F. Patterson
Title:	Managing Member	Title:	Chief Executive Officer

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